EXHIBIT 23.1

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report (which contained an explanatory paragraph regarding the Company's ability to continue as a going concern) dated August 8, 2003, except for Note 19, as to which the date is September 15, 2003, relating to the consolidated financial statements of Lifestream Technologies, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2003.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Seidman, LLP
Spokane, Washington

August 6, 2004